Exhibit 11.1

Sportradar Group AG Insider Trading Compliance Policy

(As of August 1, 2024)

Table of Contents

I.	SUMMARY	4
II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING	5
III.	EXPLANATION OF INSIDER TRADING	6
A.	What Facts are Material?	6
B.	What is Non-public?	6
C.	Who is an Insider?	7
D.	Trading by Persons Other than Insiders	7
E.	Penalties for Engaging in Insider Trading	7
F.	Size of Transaction and Reason for Transaction Do Not Matter	8
G.	Examples of Insider Trading	8
H.	Prohibition of Records Falsification and False Statements	9
IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING	9
A.	Pre-Clearance of All Trades by All Officers, Directors and Certain Employees	9
B.	Black-Out Periods	10
C.	Post-Termination Transactions	11
D.	Information Relating to the Company	11
1.	Access to Information	11
2.	Inquiries from Third Parties	11
E.	Limitations on Access to Company Information	11
V.	ADDITIONAL PROHIBITED TRANSACTIONS	12
A.	Short Sales	12
B.	Options	12
C.	Hedging Transactions	12
D.	Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans	12
E.	Director and Executive Officer Cashless Exercises	13
F.	Standing Orders	13
G.	Partnership Distributions	13
VI.	RULE 10b5-1 TRADING PLANS AND RULE 144	13
A.	Rule 10b5-1 Trading Plans	13
1.	Overview	13

Page | 2

2.	Revocation of and Amendments to Trading Plans	15
3.	Discretionary Plans	15
4.	Reporting (if Required)	16
5.	Options	16
6.	Trades Outside of a Trading Plan	16
7.	Public Announcements	16
8.	Prohibited Transactions	16
9.	Limitation on Liability	16
VII.	EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE	17

Page | 3

This Insider Trading Compliance Policy (this “Policy”) of Sportradar Group AG and its subsidiaries (the “Company”) consists of seven sections:

●	Section I provides an overview;
●	Section II sets forth the policies of the Company prohibiting insider trading;
●	Section III explains insider trading;
●	Section IV consists of procedures that have been put in place by the Company to prevent insider trading;
●	Section V sets forth additional transactions that are prohibited by this Policy;
●	Section VI explains Rule 10b5-1 trading plans; and
●	Section VII refers to the execution and return of a certificate of compliance.
I.	SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company and all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells or otherwise engages in a transaction in a security while aware of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime and, while the SEC concentrates its efforts on individuals who trade or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines and significant criminal fines. Accordingly, Sportradar has adopted this Policy to satisfy its obligation to prevent insider trading and to ensure that those persons subject to the Policy avoid the severe consequences associated with violations of insider trading laws. Insider trading is strictly prohibited by this Policy, and violation of this Policy may result in Company- imposed discipline, up to and including termination of employment for cause.

This Policy applies to all officers, directors, employees and consultants of the Company. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts (such entities, together with all officers, directors, employees and consultants of the Company, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to the Company’s Chief Legal Officer.

This Policy addresses compliance with applicable U.S. laws. Many other laws, including without limitation the laws of Switzerland, may also be implicated by trading in the securities of the Company.

Page | 4

II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No Covered Person shall purchase or sell or engage in any other transaction in any type of security while aware of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company.

These prohibitions do not apply to the following “permitted transactions”:

●	exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (a “broker-assisted cashless exercise” of a Company stock option does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
●	bona fide gifts of the Company’s securities, unless the person giving the gift is aware of material non-public information about the Company and knows or is reckless in not knowing that the recipient intends to sell the securities prior to the public disclosure of such material non-public information about the Company;
●	to the extent the Company offers its securities as an investment option in a 401(k) plan, the purchase of such securities through such 401(k) plan through regular payroll deductions; however, the sale of any such securities and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the fund is not a permitted transaction;
●	to the extent the Company offers its securities under an employee stock purchase plan, the purchase of such securities through such employee stock purchase plan resulting from a periodic contribution pursuant to an election made at the time of enrollment; however, the sale of any such securities, the decision to participate in such plan and changing instructions regarding the level of withholding contributions which are used to purchase such securities is not a permitted transaction;
●	purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre- clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below; or
●	purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company.

In addition, Covered Persons shall NOT directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Page | 5

III.	EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of or other transaction in a security while aware of “material,” “non-public” information relating to the security or its issuer.

“Securities” include stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

●	Trading by insiders while aware of material, non-public information;
●	Trading by persons other than insiders while aware of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
●	Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while aware of such information.

A.What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) financial information, including corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers, sales and/or rights acquisition proposals, joint ventures, dispositions or changes in assets; major new products or product developments; important business developments such as major contract awards or cancellations; incidents involving cybersecurity, data protection or personally identifiable information; developments regarding the Company’s intellectual property portfolio; management or control changes; changes in the outside auditor or notification by the auditor that the Company may no longer rely on an auditor’s report; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

B.What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available

Page | 6

to investors through such media, including, but not limited to, Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, a Regulation FD-compliant conference call or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s website.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public. For purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading.

If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be generally be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Chief Legal Officer or the Chief Financial Officer.

C.Who is an Insider?

“Insiders” include anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its security-holders not to trade on material, non-public information relating to the company’s securities. All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D.Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal

Page | 7

prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	SEC administrative sanctions;
●	Securities industry self-regulatory organization sanctions;
●	Civil injunctions;
●	Damage awards to private plaintiffs;
●	Disgorgement of all profits;
●	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
●	Civil fines for the employer or other controlling person of a violator;
●	Criminal fines for individual violators; and
●	Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated in connection with insider trading.

F.Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

G.Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines

Page | 8

and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has signed an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H.Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the Exchange Act requires companies subject to the Exchange Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.  Any officer named herein shall have the authority to delegate their authority with respect to the administration of the Policy as they, in such person’s discretion, deems advisable from time to time. For all purposes hereunder, the SVP-Senior Corporate Counsel shall be an approved designee of the Chief Legal Officer.

A.Pre-Clearance of All Trades by All Officers, Directors and Certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of and other transactions in the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer as being subject to this pre-clearance process (each, a “Pre-Clearance Person”) must be pre-cleared by the Chief Legal Officer or her designee, or if the Chief Legal Officer (or her designee) is unavailable, the Chief Financial Officer. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to pre-clearance may be updated from time to time by the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer (or her designee). Such list of Pre-Clearance Persons shall be updated periodically, generally quarterly, with criteria as determined by the Chief Legal Officer or her designee which may include revisions due to new hires, promotions or demotions, changes in reporting structures and access to select information.

A request for pre-clearance must be in writing (including without limitation by e-mail or through an online questionnaire or similar platform), should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of

Page | 9

shares, options or other securities to be involved. In addition, unless otherwise determined by the Chief Legal Officer (or her designee), the Pre-Clearance Person must execute a certification (in such form approved by the Chief Legal Officer to be substantially in the form provided hereto as “Attachment A”) that he, she or it is not aware of material, nonpublic information about the Company. The Chief Legal Officer (or her designee) or, if the Chief Legal Officer or her designee is unavailable, the Chief Financial Officer, shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Chief Legal Officer or persons or entities subject to this Policy as a result of their relationship with the Chief Legal Officer and the Chief Legal Officer shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this Policy as a result of their relationship with the Chief Financial Officer. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Legal Officer (or her designee), the Chief Financial Officer or the Chief Executive Officer, as applicable. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

B.Black-Out Periods

No officer, director or other employee or consultant designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer as being subject to quarterly black-out periods (each a “Black-out Restricted Person”) shall purchase or sell or engage in any other transaction in any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. For example, if the Company’s fourth fiscal quarter ends on December 31, the corresponding black-out period would begin at 11:59 p.m., Eastern time, on December 17 and end at the close of trading (generally, 4:01 p.m., Eastern time) on the second full trading day after the public release of earnings data for such fiscal quarter. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to quarterly black-out periods may be updated from time to time by the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer or her designee).

In order to assist you in complying with this Policy, the Company will deliver an e-mail (or other communication) notifying all Black-out Restricted Persons when a quarterly black-out period has begun and when such period has ended. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve Black-out Restricted Persons of their obligation to only trade in the Company’s securities in full compliance with this Policy. The Company shall also periodically communicate, as determined by the Chief Legal Officer or her designee, information pertaining to the blackout periods to Black-out Restricted Person’s periodically through the intranet and other relevant platform postings including the Company’s equity compensation platform, if any.

The safest period for trading in the Company’s securities, assuming the absence of material, nonpublic information, generally is the first ten trading days following the end of a black-out period discussed above. This is because officers, directors and employees will, as any quarter progresses, be increasingly likely to possess material, nonpublic information about the expected financial results for that quarter.

Page | 10

From time to time, the Company, through the Board of Directors, the Chief Legal Officer or Chief Financial Officer, may recommend that officers, directors, employees, consultants or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect and must not disclose to others that the Company has suspended trading. If the Company declares an ad hoc black-out period to which you are subject, you will be notified when such black-out begins and when it ends.

C.Post-Termination Transactions

If an individual is aware of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until the later of the completion of the second full trading day after the public release of quarterly earnings data following such individual’s termination of service with the Company or the time when that information has otherwise become public.

D.Information Relating to the Company

1.	Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be distributed on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.	Inquiries from Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Communications Team.

E.Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All Covered Persons should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

●	Maintaining the confidentiality of Company-related transactions;
●	Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted in a manner that will prevent access by unauthorized persons;
●	Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
●	Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
●	Disposing of all confidential documents and other papers after there is no longer

Page | 11

any business or other legally required need, through shredders when appropriate;

●	Restricting access to areas likely to contain confidential documents or material, non-public information;
●	Safeguarding laptop computers, tablets, memory sticks, CDs and other items that contain confidential information; and
●	Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.	ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company securities:

A.Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

B.Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options, whether traded on an exchange on any other organized market or on an over the counter market, also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on any other organized market or on an over the counter market, are prohibited by this Policy.

C.Hedging Transactions

Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause an officer, director, or employee to no longer have the same objectives as the Company’s other shareholders. Therefore, insiders are prohibited from employing any such methodologies or using any such financial instruments with respect to a Company security.

D.Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the

Page | 12

Company’s securities by insiders are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is likewise prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E.Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards; provided, however, the Company’s involvement may be limited to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer in violation of applicable law. Questions about cashless exercises should be directed to the Chief Financial Officer or the Chief Legal Officer.

F.Standing Orders

A standing order placed with a broker to sell or purchase Company securities at a specified price leaves the security-holder with no control over the timing of the transaction. A transaction pursuant to a standing order, which does not meet the standards of a Trading Plan (as defined below) approved in compliance with this Policy, executed by the broker when the Covered Person is aware of material non-public information about the Company, may result in unlawful insider trading. Other than in connection with Trading Plan under this Policy, entry into or fulfillment of a standing order is prohibited whenever a Covered Person is aware of material non-public information about the Company (including during a quarterly black-out period for Black-out Restricted Persons or ad hoc black-out period for those insiders subject to such procedures). All standing orders must be of limited duration, cancelable, and in the case of a Black-out Restricted Person or person subject to an ad hoc black-out period, must be immediately canceled upon commencement of quarterly black-out or ad hoc black-out period, as applicable.

G.Partnership Distributions

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.	RULE 10b5-1 TRADING PLANS AND RULE 144

A.Rule 10b5-1 Trading Plans

1.	Overview

Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all other applicable laws and will be exempt from the trading

Page | 13

restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre- approved by the Company’s Chief Financial Officer or Chief Legal Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

Individuals and entities may enter into a Trading Plan only when they are not aware of material, non-public information and only during a trading window period outside of the trading black-out period.  Directors and officers must include a representation in their Trading Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Trading Plan must act in good faith with respect to that Trading Plan.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.

Individuals and entities may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, a Trading Plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Trading Plan or two business days following the disclosure of the Company’s financial results in an SEC report for the fiscal quarter in which the Trading Plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the Trading Plan), and for persons other than directors or officers, 30 days following the adoption of a Trading Plan. A person may not enter into overlapping Trading Plans (subject to certain exceptions) and may only enter into one single-trade Trading Plan during any 12-month period. Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

●	First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the

Page | 14

Trading Plan).

●	Second, the Trading Plan must either:
●	specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
●	include a written formula or computer program for determining the amount, price and date of the transactions; or
●	prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.
●	Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
2.	Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least 30 calendar days before trading outside of a Trading Plan and 90 calendar days before establishing a new Trading Plan and in each case otherwise comply with this Policy. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant is not aware of material, non-public information. However, any amendment to a Trading Plan will be treated as a termination of an existing Trading Plan and the entry into a new Trading Plan.  Accordingly, the terms of any amendment must be approved in accordance with the terms of this Policy and shall otherwise comply with the terms of this Policy as if the amendment were a new Trading Plan. Plan amendments must not take effect until after a cooling-off period that, for directors or officers, ends on the later of 90 days after the amendment of the Trading Plan or two business days following the disclosure of the Company’s financial results in an SEC report for the fiscal quarter in which the Trading Plan was amended (but in any event, the required cooling-off period is subject to a maximum of 120 days after the amendment of the Trading Plan), and for persons other than directors or officers, 30 days following the amendment of a Trading Plan.

Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

3.	Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre- approved by the Authorizing Officer.

The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option

Page | 15

exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

4.	Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires.”

5.	Options

Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises through a broker are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

6.	Trades Outside of a Trading Plan

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

7.	Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

8.	Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

9.	Limitation on Liability

None of the Company, the Authorizing Officer, the Chief Financial Officer, the Chief Executive Officer, the Chief Legal Officer, the Company’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI.A or a request for pre-clearance submitted pursuant to Section IV. Notwithstanding any review of a Trading Plan pursuant to this Section VI.A or pre-clearance of a transaction pursuant to Section IV of this Policy, none of the Company, the Authorizing Officer, the Chief Financial Officer, the Chief Executive Officer, the Chief Legal Officer, the Company’s other employees or any other persons assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

Page | 16

VII.	EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE; REPORTING

After reading this Policy and on an annual basis, all officers, directors, employees and consultants should execute and return to the Company’s Compliance Team the Certification of Compliance form substantially in the form attached hereto as “Attachment B.”  All employees have a duty to report any known or suspected violation of this Policy to the Chief Legal Officer. Such matter shall be reviewed under the direction of the Chief Legal Officer or her designee.

Page | 17

ATTACHMENT A

PRE-CLEARANCE REQUEST

Please complete and return this form to the Chief Legal Officer [via email to [___________]].

Name of Person Requesting Pre-Clearance

Note: You must pre-clear transactions involving Sportradar Group AG securities by you, your spouse, children and relatives sharing your household, as well as transactions involving other entities such as trusts, corporations and partnerships in which you have or share control.

Type of Security [check all applicable boxes]

☐Class A Ordinary Shares

☐Restricted Stock

☐Restricted Stock Unit

☐Stock Option

☐Other______________________________

Number of Securities

Proposed Date of Transaction

Type of Transaction [check all applicable boxes]

☐Stock Option exercise – exercise price paid as follows:

☐	Broker’s cashless exchange
☐	Cash payment
☐	Other______________________________

☐Withholding tax with respect to Restricted Stock, Restricted Stock Units or Stock Option paid as follows:

☐	Broker’s cashless exchange
☐	Cash payment
☐	Other______________________________

☐Conversion or exchange of derivative security that will settle in Class A Ordinary Shares

☐Gift

☐Purchase

☐Sale

☐Transfer

☐Other______________________________

* Includes, but is not limited to, conversion or exchange of any security or other interest that is convertible for or exchangeable into (x) any equity or other security of the Company or (y) any

Page | 18

equity or other security of a subsidiary of the Company, which in turn is convertible for or exchangeable into any equity or other security of the Company.

Other Information

Please provide any relevant details regarding the proposed transaction.

Certification and Acknowledgment:

Note: Please review the Sportradar Group AG Insider Trading Compliance Policy prior to making the below certification and acknowledgment. Certain of the above transactions (e.g., the exercise of a stock option and certain gift transactions or other transfers) may be permitted while you are aware of material non-public information.

☐	I am not currently aware of any material non-public information relating to Sportradar Group AG and its subsidiaries.
☐

I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Sportradar Group AG arises and, in the reasonable judgment of Sportradar Group AG, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been aware of material non-public information.

☐	I hereby certify that the statements made on this form are true and correct.

Signature	Date

Print Name

Email

Telephone Number

□

Request Approved (transaction must be effected within five business days of receipt of pre- clearance, as described in Section IV of the Insider Trading Compliance Policy; a pre- cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution).

Page | 19

□	Request Denied
□	Request Approved with the following modification:

Signature	Date

Print Name

Title

Page | 20

Attachment B

CERTIFICATION OF COMPLIANCE

RETURN BY [____________] [insert return deadline]

TO:	, [Chief Legal Officer]

FROM:

RE:	INSIDER TRADING COMPLIANCE POLICY OF SPORTRADAR GROUP AG

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) Sportradar Group AG or any of its affiliates, to comply fully with the policies and procedures contained therein.

[I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[ ], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.]2

SIGNATURE	DATE

TITLE

2 This language should be excluded from an initial certification.

Page | 21